Exhibit 99.1

April 10, 2017

For more information contact

Stephen P. Wilson, Chairman

Steve P. Foster, CEO & President

800-344-2265

TO ALL MEDIA:

FOR IMMEDIATE RELEASE

RE: LCNB National Bank hires New Executive Vice President and Trust Department Head, Mike Miller

Lebanon, Ohio – The Board of Directors of LCNB Corp. (LCNB) and its subsidiary, LCNB National Bank, announced today that Michael R. Miller will replace Leroy F. McKay as the Executive Vice President and Trust Department Head of LCNB and LCNB National Bank, effective April 10, 2017.

Mr. McKay fulfilled the role on an interim basis due to the passing of Rebecca Hawk Roess, who was promoted to Executive Vice President and Trust Department Head of LCNB and LCNB National Bank on January 1, 2017. Mr. McKay will remain as a Trust Officer of the Bank with duties assigned to assist in a smooth transition until his official retirement date in the third quarter of 2017.

Mr. Miller joins LCNB with a highly respected and well-known background in fiduciary services that stretches over 33 years.

Through his tenure, he has held various Trust Officer roles at other financial institutions, most recently as a Vice President and Senior Trust Officer. He was formerly a partner with the law firm of Graydon Head & Ritchey LLP. Mr. Miller is an OSBA Certified Specialist in Estate Planning, Trust and Probate Law and a Certified Financial Planner.

Mr. Miller contributes to the community through serving as Vice-Chair of FOCAS Ministries/Lord’s Gym Board of Trustees and on the CET Planned Giving Committee. He is also past President of ProSeniors Inc., Board of Trustees and past President of Cancer Family Care, Board of Trustees.

“We are looking forward to having Mike Miller join LCNB and LCNB National Bank as the Executive Vice President and Trust Department Head. Mike’s background and experience will play a key role in the continued success of our growing bank,” said Steve P. Foster, CEO and President of LCNB and LCNB National Bank.

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LCNB Corp. is a financial holding company headquartered in Lebanon, Ohio. LCNB National Bank is its wholly-owned, FDIC insured subsidiary with 36 offices located in Butler, Clinton,

Clermont, Fayette, Hamilton, Montgomery, Preble, Ross, and Warren, Counties, Ohio. Additional information about LCNB Corp. and information about products and services offered by LCNB National Bank can be found at www.LCNB.com.